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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


CASELLA WASTE SYSTEMS, INC. CLOSES CONVERTIBLE PREFERRED STOCK TRANSACTION WITH BERKSHIRE PARTNERS

NEW FINANCING TO FUEL EXECUTION OF GROWTH PLAN

       RUTLAND, VERMONT (August 16, 2000)--Casella Waste Systems, Inc. (NASDAQ:
CWST), a regional, non-hazardous solid waste services company, today said that it has closed on a previously announced agreement to issue convertible preferred stock to a group of investors led by Berkshire Partners, L.P. of Boston, Massachusetts.

       Under the terms of the agreement, the convertible preferred stock may convert into Casella Waste Systems' Class A Common Stock at $14.00 per share. The company raised approximately $55 million in the transaction.

       The company believes this capital will be instrumental in strengthening its financial foundation, and allow it to pursue and execute its growth plan as well as allowing other strategic business initiatives.

       Casella Waste Systems, headquartered in Rutland, Vermont, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services primarily in the northeastern United States.

     For further information, contact Joseph Fusco, vice president; or Jerry Cifor, chief financial officer at (802) 775-0325. The company's website is http://www.casella.com.

       This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the ability of the Company to realize the anticipated synergies and other operating benefits from the acquisition of KTI, the Company's ability to manage growth, the accuracy of the company's financial projections, a history of losses, the ability to identify, acquire and integrate acquisition targets, dependence on management, the uncertain ability to finance the company's growth, limitations on landfill permitting and expansion and geographic concentration, changes in the market prices of recyclable materials, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.